Exhibit 99.2

AMEDISYS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP FINANCIAL STATEMENTS

(Amounts in thousands)

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA

	For the years ended December 31,		For the three-month periods ended December 31,
	2010	2009	2010	2009
Net income attributable to Amedisys, Inc.	$112,580	$135,837	$22,098	$37,792
Add:
Provision for income taxes	72,309	86,171	14,156	23,397
Interest expense, net	8,766	11,457	2,102	2,523
Depreciation and amortization	34,589	28,312	9,292	7,630

EBITDA (1)	$228,244	$261,777	$47,648	$71,342
Add:
Certain items (2)	15,947	—	8,467	—
Intangible write-off (2)	(2,216)	—	(1,343)	—

Adjusted EBITDA (3)	$241,975	$261,777	$54,772	$71,342

Adjusted Diluted Earnings Per Share Reconciliation

	For the years ended December 31,		For the three-month periods ended December 31,
	2010	2009	2010	2009
Diluted earnings per share	$3.95	$4.89	$0.77	$1.35
Add:
Certain items (2)	0.34	—	0.18	—

Adjusted diluted earnings per share (4)	$4.29	$4.89	$0.95	$1.35

(1)	EBITDA is defined as net income attributable to Amedisys, Inc. before provision for income taxes, net interest expense, and depreciation and amortization. EBITDA should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. This calculation of EBITDA may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP financial measure in the same manner.

(2)	During the three-month period December 31, 2010 we incurred certain costs associated with the realignment of operations including severance and legal expenses related to the United States Senate Committee on Finance inquiry and SEC investigation. We also incurred costs associated with our exit activities for the three-and twelve month periods ended December 31, 2010, which includes $1.3 million and $2.2 million respectively, for the write-off of intangibles. During the three-month period ended September 30, 2010 we settled our Georgia indigent care liability for less than previously accrued and during the three-month period June 30, 2010 we received the Centers for Medicare and Medicaid Services (“CMS”) bonus payments as the result of a pay for performance demonstration. The following details these items for the three and twelve-month periods ended December 31, 2010:

	For the three-month period December 31, 2010			For the Year Ended December 31, 2010
	Income (Expense)	Net of tax	Diluted EPS	Income (Expense )	Net of tax	Diluted EPS
Georgia indigent care liability	$—	$—	$—	$3,676	$2,242	$0.08
CMS bonus payment	—	—	—	3,587	2,188	0.08
Exit activities	(5,261)	(3,210)	(0.11)	(13,601)	(8,297)	(0.29)
Certain costs	(3,206)	(1,955)	(0.07)	(9,609)	(5,861)	(0.21)

Total	$(8,467)	$(5,165)	$(0.18)	$(15,947)	$(9,728)	$(0.34)

(3)	Adjusted EBITDA is defined as net income attributable to Amedisys, Inc. before provision for income taxes, net interest expense, depreciation and amortization plus certain items as described in footnote 2. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. This calculation of adjusted EBITDA may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP financial measure in the same manner.
(4)	Adjusted diluted earnings per share is defined as diluted earnings per share plus the earnings per share effect of certain items as described in footnote 2. Adjusted diluted earnings per share should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators or operating performance. This calculation of adjusted diluted earnings per share may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP financial measure in the same manner.